Exhibit 99.1

Terry Lee Appointed Executive Chairman and Chief Executive Officer of Easton-Bell

Tim Mayhew Appointed President and Chief Operating Officer

VAN NUYS, Calif.--(BUSINESS WIRE)--February 13, 2013--Easton-Bell Sports, Inc. – a leading designer, developer and marketer of innovative sports equipment and accessories under the Easton, Bell, Riddell and Giro brands – today announced that Terry Lee, a member of Easton-Bell’s Board of Directors and a consultant since 2000, has been appointed as the Company’s Executive Chairman and Chief Executive Officer. Tim Mayhew, a Managing Director of Fenway Consulting Partners, LLC and an Easton-Bell Board member since 2004, has been appointed President and Chief Operating Officer. Messrs. Lee and Mayhew’s new roles are effective immediately, and they will both continue to serve on the Company’s Board.

Mr. Lee succeeds Paul Harrington, who has resigned his positions with the Company to spend more time with his family on the East Coast. Donna L. Flood, who most recently served as President of Giro/Easton Cycling and Chief Operations Officer of Easton-Bell, has also resigned. Ms. Flood’s duties have been assumed by Company veterans Greg Shapleigh, who has been promoted to EVP and General Manager of Giro/Easton Cycling, and Jessica Klodnicki, who has been promoted to EVP and General Manager of Bell/Blackburn.

Mr. Lee currently serves as Chairman of Bell Automotive Products, is a Board member, advisor and investor in fast-growing golf company TRUE Links Wear, and is a Senior Operating Partner at JH Partners, a consumer-focused private equity firm based in San Francisco, California. He was previously co-owner of Bell Sports and served as Chairman and Chief Executive Officer from 1989 to 1999. Prior to starting his entrepreneurial career, Mr. Lee was SVP of Sales and Distribution at Wilson Sporting Goods, then a division of PepsiCo.

Mr. Mayhew serves on the Board of the fast-growing social media company Thismoment. Previously, he served as Chairman of 1-800 Contacts, which is known for its exceptional customer service.

“My proud affiliation with Easton-Bell dates back over a decade and I am thrilled to have the opportunity to lead this great Company during the next chapter of its growth and development,” stated Mr. Lee. “I am also delighted that Tim Mayhew, whom I have worked closely with for many years, has agreed to partner with me. As we move forward together, I am confident that Easton-Bell is well-positioned to drive leadership in the marketplace by designing the very best protective and performance products in our sports. Through top-notch innovation, exceptional customer service and tight cost management, we will continue to establish and maintain our market leadership.”

Mr. Mayhew commented, “Easton-Bell has a portfolio of renowned brands well-known for their market leadership in protective and performance sports products. Terry and I look forward to continuing this leadership position as the Company brings more innovative products to market that meet the needs of athletes and enthusiasts everywhere.”

About Easton-Bell Sports, Inc.

Easton-Bell Sports, Inc. is a leading designer, developer and marketer of branded sports equipment, protective products and related accessories. The company markets and licenses products under such well-known brands as Easton, Bell, Giro, Riddell and Blackburn. Its products incorporate leading technology and designs and are used by professional athletes and enthusiasts alike. Headquartered in Van Nuys, California, the company has 32 facilities worldwide. More information is available at www.eastonbellsports.com.

CONTACT:
Sard Verbinnen & Co
Jonathan Doorley
212-687-8080
or
Easton-Bell Sports, Inc.
818-902-5818
mediarelations@eastonbellsports.com